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EXHIBIT 99.1

CLARIFICATION OF VASO ACTIVE PHARMACEUTICALS, INC. PRESS RELEASE

Friday August 27, 2:28 pm ET.

DANVERS, Mass.--(BUSINESS WIRE)--Aug. 27, 2004--Vaso Active Pharmaceuticals, Inc. (Pink Sheets: VAPH - News) wishes to issue the following clarification to its release BW5235 (CQN-MA-VASO-ACTIVE-PHARM) issued earlier today, Aug. 27, 2004.

Due to a clerical error in the courts reporting system, the prior release erroneously indicated that the court entered an order on August 23, 2004.

Following is the corrected release in its entirety:

VASO ACTIVE, CHIEF EXECUTIVE OFFICER SETTLE WITH THE SEC

Vaso Active Pharmaceuticals Inc. (Vaso Active) (VAPH) of Danvers, Massachusetts, announced today that the U.S. Securities and Exchange Commission (SEC) formally approved the terms of a settlement regarding alleged violations of securities laws stemming from allegedly misleading disclosures in Vaso Active's initial public offering registration statement, its 2003 annual report and a statement on its website concerning the Food and Drug Administration's (FDA) approval or qualification of Vaso Active's products. The company has agreed with the SEC to settlement terms without the company admitting or denying the allegations of the civil complaint, pursuant to which Vaso Active is permanently enjoined from violating the anti-fraud provisions of the Securities Act of 1933, as amended, and the antifraud and reporting provisions of the Securities Exchange Act of 1934, as amended. The SEC action filed with the United States District Court for the District of Columbia is styled SECURITIES AND EXCHANGE COMMISSION V. VASO ACTIVE PHARMACEUTICALS, INC. Civil Action No. 04 CV 01395 (RJL) (D.D.C.).

In addition, the SEC formally approved the terms of a settlement with John J. Masiz, formerly Vaso Active's President and Chief Executive Officer, without Mr. Masiz admitting or denying the allegations of the civil complaint, that likewise enjoins him from violating the antifraud and reporting provisions, and prevents him from serving as an officer or director of any public company, including Vaso Active, for a period of five years. Effective as of August 17, 2004, Mr. Masiz resigned as an executive officer and a director of Vaso Active. He is, however, permitted to remain an active employee and/or consultant of Vaso Active. In light of the foregoing, Vaso Active and Mr. Masiz agreed to terminate his employment agreement and enter into a new agreement. Pursuant to that agreement, Mr. Masiz will provide strategic consulting services regarding sales, marketing and business development to Vaso Active for an initial term through June 30, 2008 and will report to the Chief Executive Officer of Vaso Active. As of the date of this press release, the Court has not entered an order approving the above-referenced settlement terms. Due to a clerical error in the courts reporting system, the prior release erroneously indicated that the court entered an order on August 23, 2004. The Company will announce an update as soon as such order is entered.


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On August 17, 2004, Vaso Active appointed Vaso Active's current Chief Financial
Officer, Joseph Frattaroli, to serve as Acting President and CEO while the company searches for a new chief executive. Vaso Active is actively engaged in a search for a permanent CEO.

"We are pleased to put this action behind us," said Joseph Frattaroli of Vaso Active. "The management team has already undertaken steps with respect to detailed corporate governance and disclosure as part of our overall compliance program and the Company's efforts to follow best practices in these areas. We are committed to providing accurate information in the most timely manner to the investment community."

Vaso Active is not aware that the Food and Drug Administration (FDA) is contemplating any action against the company. The company believes that the active ingredients, dosage form and strengths of its ATHLETE'S RELIEF, OSTEON and TERMIN8 products are covered by the FDA's OTC Review Program and therefore are currently eligible for marketing under the same program. Vaso Active previously stated that it intended to distribute these products under revised labeling once the company is reasonably sure that the marketing of these products is consistent with the FDA's requirements and policies. Vaso Active has submitted new labels for its previously marketed products to the FDA and has requested FDA comments on these labels. The Company is now reasonably sure that these new labels are consistent with all FDA regulations and policies. So far, the FDA has not provided any comment relating to the new labels submitted to the FDA. There is no regulatory requirement that FDA review or comment on such materials. The company intends to resume marketing of its products by the end of 2004.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports of documents the Company files periodically with the SEC.

Contact:

Vaso Active Pharmaceuticals, Inc.
Matt Carter, 978-750-1991 Ext. 28
mcarter@vasoactive.us